Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Tempus AI, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share	457(c)	4,843,136	$69.79	$338,002,461.44	0.00015310	$51,748.18

	Total Offering Amounts					$338,002,461.44		$51,748.18

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$51,748.18

(1)

The shares of Class A common stock will be offered for resale by the selling stockholders pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of shares of Class A common stock issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events with respect to the shares of Class A common stock being registered pursuant to this registration statement.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s Class A common stock as reported on the Nasdaq Global Select Market on February 24, 2025.